SIGNIFICANT SUBSIDIARIES OF PRODUCTION OPERATORS CORP



                                                           JURISDICTION
                                                                 OF
                     NAME                                  ORGANIZATION


Production Operators, Inc.                                     Florida


Kamlok Oil & Gas, Inc.                                         Delaware


Transmission Systems, Inc.                                     Delaware


Servicios Production Operators, C.A.                           Venezuela


Production Operators Argentina, S.A.                           Argentina


Production Operators Canada, Ltd.                              Canada


Wilmington Tertiary Venture, Ltd.                              Texas


Texas Tertiary Joint Venture                                   Texas